EXHIBIT 2.5









                            STOCK PURCHASE AGREEMENT

                                      among

                                     EMCON,
                            a California corporation
                                   ("EMCON"),

                        Organic Waste Technologies, Inc.
                             a Delaware corporation
                                   ("Buyer"),

                          NATIONAL EARTH PRODUCTS, INC.
                           a Pennsylvania corporation
                                (the "Company"),

                                       and

                       CERTAIN STOCKHOLDERS OF THE COMPANY
                                   ("Sellers")


                              Dated April 30, 1997

                                TABLE OF CONTENTS

Page
1.       Definitions........................................................  1
         "Agreement"........................................................  1
         "Best Efforts".....................................................  1
         "Breach"...........................................................  2
         "Buyer"............................................................  2
         "Buyer's Disclosure Statement" ....................................  2
         "CERCLA"...........................................................  2
         "Closing"..........................................................  2
         "Closing Date".....................................................  2
         "Code"............................................................   2
         "Common Shares"....................................................  2
         "Company"..........................................................  2
         "Company Financial Statements".....................................  2
         "Consent"..........................................................  2
         "Contemplated Transactions"........................................  3
         "Damages"..........................................................  3
         "Employee Plans"...................................................  3
         "Employment Agreements"............................................  3
         "ERISA"............................................................  3
         "Exchange Act".....................................................  3
         "Family"...........................................................  3
         "GAAP".............................................................  4
         "Governmental Authorization".......................................  4
         "Governmental Body"................................................  4
         "Hazardous Substances".............................................  4
         "IRS"..............................................................  4
         "Knowledge"........................................................  4
         "Knowledge of the Company".........................................  4
         "Legal Requirement"................................................  5
         "Material Contracts"...............................................  5
         "Material Interest.................................................  5
         "Notes"............................................................  5
         "Order"............................................................  5
         "Ordinary Course of Business"......................................  5
         "Person"...........................................................  5
         "Proceeding".......................................................  5
         "Purchase Price"...................................................  5
         "Related Person"...................................................  5
         "Representative"...................................................  6
         "Securities Act"...................................................  6
         "Sellers"..........................................................  6
         "Sellers' Disclosure Schedule".....................................  7

2.       Sale, Transfer and Exchange of Shares and Options; Closing.......  7
         2.1      Sale and Exchange.......................................  7
         2.2      Purchase Price..........................................  7
         2.3      Closing.................................................  8
         2.4      Closing Obligations.....................................  8
         2.5      Employment Agreement.................................... 10
         2.6      Employment Agreement.....................................10

3.       Representations and Warranties of the Company.................... 10
         3.1      Corporation Organization................................ 10
         3.2      Capitalization.......................................... 11
         3.3      Corporate Authority..................................... 11
         3.4      Dissolution; Forfeiture................................. 12
         3.5      The Company Financial Statements........................ 12
         3.6      Absence of Unaccrued or Undisclosed Liabilities......... 12
         3.7      Absence of Certain Changes.............................. 13
         3.8      Taxes................................................... 13
         3.9      Title to Properties; Accounts Receivable................ 14
         3.10     Proprietary Rights...................................... 15
         3.11     Customer Lists.......................................... 16
         3.12     Benefit Plans and Arrangements.......................... 16
         3.13     Compliance with Laws; Legal Proceedings................. 17
         3.14     Contracts and Obligations .............................. 18
         3.15     Employee Relations...................................... 19
         3.16     Insurance............................................... 19
         3.17     Environmental Compliance................................ 19
         3.18     Advances; Related Party Transactions.................... 20
         3.19     Powers of Attorney...................................... 21
         3.20     No Brokers.............................................. 21
         3.21     Other Agreements to Sell the Company.................... 21
         3.22     Banking Relationships................................... 21
         3.23     Ownership of Shares and Options......................... 22
         3.24     Execution, Delivery and Enforceability of Agreement;
                  No Violation............................................ 22
         3.25     Information Supplied.................................... 23
         3.26     Residence and Domicile.................................. 23

4.       [Reserved]

5.       Representations and Warranties of Buyer and EMCON................ 23
         5.1      Organization and Good Standing.......................... 23
         5.2      Execution, Delivery and Enforceability of Agreement;
                  No Violation............................................ 23
         5.3      Investment Intent....................................... 24
         5.4      Certain Proceedings..................................... 24
         5.5      Brokers or Finders...................................... 24
         5.6      Information Supplied.................................... 24

         5.7      No Material Change..................................... 24

6.       Covenants of the Sellers Prior to Closing Date.................. 24
         6.1      Conduct of Business Pending Closing.................... 24
         6.2      Advice of Changes...................................... 26
         6.3      Access and Information................................. 26
         6.4      Reasonable Efforts..................................... 27
         6.5      Supplements to Company Disclosure Schedule............. 27

7.       Covenants of Buyer Prior to Closing Date........................ 27
         7.1      Access to Information.................................. 27
         7.2      Approvals of Governmental Bodies....................... 27
         7.3      Supplements to Schedules............................... 28
         7.4      Best Efforts........................................... 28
         7.5      Advice of Changes...................................... 28

8.       Conditions Precedent to Buyer's Obligation to Close............. 28
         8.1      Accuracy of Representations............................ 28
         8.2      Material Changes....................................... 29
         8.3      Sellers' and the Company's Performance................. 29
         8.4      Consents............................................... 29
         8.5      Additional Documents................................... 29
         8.6      No Proceedings......................................... 30
         8.7      Sellers Disclosure Schedule............................ 30
         8.8      Execution by Sellers................................... 30
         8.9      Employment Agreement................................... 30
         8.10     Notes.................................................. 30
         8.11     Release of Suretyship Agreement.........................30

9.       Conditions Precedent to Sellers' Obligation to Close............... 30
         9.1      Accuracy of Representations............................... 31
         9.2      Approval of this Agreement by Board of Directors.......... 31
         9.3      Buyer's Performance....................................... 31
         9.4      Consents.................................................. 31
         9.5      No Material Adverse Change................................ 31
         9.6      Buyer's Disclosure Schedule............................... 31
         9.7      Additional Documents...................................... 31
         9.8      No Proceedings............................................ 32
         9.9      Execution................................................. 32
         9.10     Employment Agreements..................................... 32
         9.11     Indebtedness of the Company............................... 32

10.      Covenants After the Closing Date................................... 32
         10.1     Litigation Support........................................ 32
         10.2     NEP Sand & Gravel Receivable.............................. 32
         10.3     Mining License............................................ 32

         10.4     S Corporation Matters................................... 32

11.      Termination...................................................... 33
         11.1     Termination Events...................................... 33
         11.2     Effect of Termination................................... 34

12.      Survival Remedies................................................ 35
         12.1     Survival................................................ 35
         12.2     Limitation of Liability..................................35

13.      General Provisions............................................... 39
         13.1     Expenses................................................ 39
         13.2     Public Announcements.................................... 39
         13.3     Confidentiality......................................... 39
         13.4     Notices................................................. 40
         13.5     Binding Arbitration; Service of Process................. 41
         13.6     Further Assurances...................................... 42
         13.7     Waiver.................................................. 42
         13.8     Entire Agreement and Modification....................... 42
         13.9     Sellers' Disclosure Schedule............................ 43
         13.10    Assignments, Successors, and No Third Party Rights...... 43
         13.11    Severability............................................ 43
         13.12    Section Headings, Construction.......................... 43
         13.13    Interpretation of Agreement..............................43
         13.14    Time of Essence......................................... 44
         13.15    Governing Law........................................... 44
         13.16    Counterparts............................................ 44


Exhibit No.                Document

A                          List of Management Stakeholders

B-1                        Convertible Promissory Note to Dennis Grimm
B-2                        Convertible Promissory Note to Charles Gearhart

C-1                        Employment Agreement of Dennis Grimm
C-2                        Employment Agreement of Charles Gearhart

D                          Certain Pre-Closing Employee Bonuses

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of April 30, 1997 among EMCON, a California corporation ("EMCON"), ORGANIC WASTE
TECHNOLOGIES, INC., a Delaware corporation ("Buyer"), and a wholly-owned subsidiary of EMCON; NATIONAL EARTH PRODUCTS, INC., a Pennsylvania corporation (the "Company"), and the undersigned selling shareholders of the Company (the "Sellers").


                                    RECITALS

     A. The Sellers desire to sell and Buyer desires to buy all of the Common Shares of the Company, held by the Sellers and set forth on Exhibit A hereto (such Common Shares representing all of the equity interest in the Company) for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1. Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "Agreement" -- as defined in the first paragraph hereof.

                  "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to maximize, to the extent reasonably practicable, the prospects that a result will occur; provided, however, that an obligation to use Best Efforts under this Agreement does not require that the Person subject to such obligation take such actions that would result in a material adverse change to the benefits to such Person of this Agreement and the Contemplated Transactions.

                  "Breach" -- a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant or obligation, and the term "Breach" means any such inaccuracy, breach or failure.

                  "Buyer" -- as defined in the first paragraph hereof.

                  "Buyer's Disclosure Schedule" -- the disclosure schedule delivered by the Buyer to the Company prior to the Closing and attached hereto and made a part hereof, as required by Section 5, below.

                  "CERCLA" -- as defined in Section 3.17.

                  "Closing" -- as defined in Section 2.4.

                  "Closing Date" -- the date and time as of which the Closing actually takes place.

                  "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Common Shares" -- the issued or issuable shares of the Company's common stock.

                  "Company" --  as defined in the first paragraph hereof.

                  "Company Financial Statements" -- as defined in Section 3.5.

                  "Consent" -- any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

     (a) the sale to Buyers of the Common Shares held by the Sellers;

     (b) the execution, delivery and performance of the Employment Agreements, the Escrow Agreement, the Note Agreement and the Notes; and

     (c) the performance by Buyer, the Company and Sellers of their respective covenants and obligations under this Agreement.

     "Damages" -- as defined in Section 12.2.

     "Employee Plans" -- as defined in Section 3.12.

     "Employment Agreements" -- as defined in Sections 2.5 and 2.6.

                  "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Exchange Act" -- the Securities Exchange Act of 1934 or any successor law, and the regulations or rules issued pursuant to such Act or any successor law.

     "Family" -- as defined in the definition of "Related Person."

                  "GAAP"  --  generally   accepted   United  States   accounting
principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.5 were prepared.

                  "Governmental Authorization" -- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "Governmental Body"  --  any

     (a)  nation,  state,  county,  city,  town,  village,   district  or  other
governmental jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e)  body  exercising,   or  entitled  to  exercise,   any  administrative,
executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                  "Hazardous Substances" -- as defined in Section 3.17.

                  "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact in carrying out such individual's duties for the Company.

     "Knowledge of the Company" -- shall mean Knowledge of any officer or director of the Company about the affairs of the Company.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     "Material Contracts" -- as defined in Section 3.14.

     "Material Interest" -- as defined in the definition of "Related Person."

                  "Notes" -- as defined in Section 2.2(b).

                  "Order" -- any award, decision, injunction, judgment, order, directive, ruling, decree, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

                  "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

                  "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price" -- as defined in Section 2.2.

     "Related Person" -- with respect to a particular individual:

     (a) each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

     (c)  any  Person  in  which  members  of  such  individual's   Family  hold
(individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which one or more members of such Individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b) any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d) any Person in which such  specified  Person holds a Material  Interest;
and

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the first degree and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

                  "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Sellers"  --  as defined in the first paragraph hereof.

                  "Sellers Disclosure Schedule" -- the disclosure schedule delivered by the Sellers to Buyer prior to the Closing and attached hereto and made a part hereof as required by Section 3 below.

                  2.       Sale, Transfer and Exchange of Shares; Closing.

                           2.1      Sale and Exchange.

     (a) At the Closing, the Sellers shall sell and transfer to Buyer and Buyer shall purchase from the Sellers, the Common Shares held by such Sellers and set forth opposite their names on Exhibit A hereto.

     2.2 Purchase Price. The purchase price for the Common Shares being purchased shall be paid as follows:

     (a) At the Closing, Buyer shall pay the Sellers cash in the aggregate amount of $860,789.81 by wire transfer ($431,253.98 to Dennis M. Grimm and $429,535.83 to Charels H. Gearhart).

     (b) At the Closing, Buyer shall deliver to Sellers EMCON's promissory notes in the forms attached hereto as Exhibit B-1 and B-2 in the aggregate principal amount of $800,000 (the "EMCON Notes"). The EMCON Notes shall bear interest at the rate of 8% per annum, simple interest, payable quarterly, with all principal and any unpaid interest due and payable in full at maturity (May 1, 2000 with respect to the EMCON Note held by Dennis Grimm and May 1, 2002 with respect to the EMCON Note held by Charles Gearhart). The principal balance of the EMCON Notes shall be convertible, in part or in full, into EMCON Common Stock at the election of the holders at a conversion rate of $6.50 per share.

     (c) The Sellers shall be entitled to receive an earn out from Buyer tied to the financial performance of the Company in each of the three twelve month periods immediately following the Closing (the "Annual Earn Out") as follows:
The aggregate Annual Earn out shall equal 50% of Company's pre-tax profit earned above the following base amounts for each twelve month period from May 1, 1997 through April 30, 2000:

                  Twelve Month Period                Pre-Tax Profit

                  05/01/97 - 04/30/98                   $500,000
                  05/01/98 - 04/30/99                   $550,000
                  05/01/99 - 04/30/00                   $600,000

     (i) Calculation of the Company's pre-tax profits for purposes of calculating the Annual Earn Out shall be based on the application of Generally Accepted Accounting Principles, consistently applied, including the use of accrual accounting. Until April 30, 2000, without the consent of the Sellers:
(A) neither EMCON nor OWT shall allocate any portion of their respective corporate overhead to the Company for purposes of the above earnout calculation. (that notwithstanding, to the extent either EMCON or OWT incurs expenses (e.g. insurance, outside legal, etc.) directly for the benefit of the Company, such amounts shall be charged to the Company for purposes of such calculation), (B) EMCON and Buyer shall operate the Company in the ordinary course of business, consistent with the Company's past practices, (C) EMCON and Buyer shall not cause or permit the Company to engage in any fundamental transaction, such as merger, consolidation, sale of substantially all of the Company's assets, or sale of stock, (D) for purposes of the earnout calculation, EMCON and Buyer shall not allocate any acquisition costs or expenses related to the transactions contemplated by this Agreement to the Company (including without limitation interest expense on funds used to acquire the Common Shares), (E) for purposes of the earnout calculation, EMCON and Buyer shall not allocate any goodwill amortization, where such goodwill arose pursuant to the transactions contemplated by this Agreement, (F) for purposes of the earnout calculation, any tax-sharing payments made by the Company to EMCON, Buyer or a Related Person of EMCON and Buyer shall be considered tax payments (and not deducted from pre-tax profits) even though such payments are made to EMCON, Buyer or a Related Person of EMCON and Buyer and (G) for purposes of the earnout calculation, the interest cost of any funds loaned to NEP by EMCON and/or OWT for any purpose, including but not limited to paying off the existing NEP bank lines, shall be included as an expense of NEP.

     2.3 Closing. The closing of the purchase, sale and exchange (the "Closing") provided for in this Agreement will take place at the offices of Kegel, Chesters & Miller, LLP, 24 North Lime Street, Lancaster, Pennsylvania effective the close of business on April 30, 1997, or at such other date and time as may be approved in writing by the parties hereto.

      2.4 Closing Obligations. At the Closing:

     (a) The Sellers, will deliver to Buyer:

     (i) certificates representing the Common Shares held by the Sellers , duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

     (ii) a certificate executed by each of the Sellers representing and warranting to Buyer that each of the representations and warranties by him, or it in this Agreement was accurate in all material respects as of the date of this Agreements and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Sellers' Disclosure Schedule that were delivered by the Company to Buyer prior to the Closing Date in accordance with Section 6.5); and

     (iii) such other  documents  as are  required  to be  provided  pursuant to
Section 8; and

     (b) Buyer will deliver to each Seller:

     (i) the amount to be paid to each Sellers at the Closing as determined pursuant to Section 2.2 above. Such amounts shall be paid by bank cashier's check payable to each Seller.

     (ii) a certificate executed by Buyer representing and warranting to each Seller that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to any schedules that were delivered, pursuant to this Agreement, by the Buyer to the Sellers or the Company prior to the Closing Date in accordance with Section 7.3);

     (iii) such other  documents  as are  required  to be  provided  pursuant to
Section 9;

     2.5 Grimm Employment Agreement. Concurrently herewith, Dennis Grimm shall execute and deliver an employment agreement with the Company and EMCON in the form attached hereto as Exhibit C-1 (the "Grimm Employment Agreement"), including the commitment of EMCON to grant an incentive stock option to purchase 10,000 shares of EMCON Common Stock at an exercise price per share equal to the closing sales price of EMCON's Common Stock on the Closing Date.

     2.6 Gearhart Employment Agreement. Concurrently herewith, Charles Gearhart shall execute and deliver an employment agreement with the Company and EMCON in the form attached hereto as Exhibit C-2. (the "Gearhart Employment Agreement") "), including the commitment of EMCON to grant an incentive stock option to purchase 10,000 shares of EMCON Common Stock at an exercise price per share equal to the closing sales price of EMCON's Common Stock on the Closing Date.

     3. Representations and Warranties of the Sellers. The Sellers each, jointly and severally represent and warrant to Buyer, as of the Closing Date, that except as set forth on the Sellers' Disclosure Schedule:

     3.1 Corporation Organization.

     (a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania. The Company has all requisite corporate power to own, operate and lease its properties and to conduct its business as now being conducted. The Company is duly qualified or licensed to do business, and is in good standing as a foreign corporation, in each state or other jurisdiction in which it owns or leases properties or where the nature of its business or operations requires such qualification or licensing, unless the failure to do so would not have a material adverse effect on the Company's assets, business, operations or financial condition. The Company has obtained all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities that are necessary to the conduct of its business or operations as now being conducted, except where the failure to do so would not have a material adverse effect on the Company.

     3.2 Capitalization.

     (a) The authorized capital stock of the Company consists solely of 10,000 shares of common stock, no par value. There are currently issued and outstanding 501 shares of common stock; all of which are held by the Sellers and listed beside their names on Exhibit A attached hereto. All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable except where failure to be so would not have a material adverse effect on the business, financial position or operating results of the Company. All such shares have been issued in accordance with federal and applicable state securities laws concerning the issuance of securities. The rights, preferences and privileges of the Company's capital stock are as stated in the Company's Articles of Incorporation and Bylaws as heretofore amended.

     (b) Except as otherwise set forth in the Sellers' Disclosure Schedule, no options, warrants, conversion privileges, preemptive rights, rights to first refusal or other rights, agreements or commitments (written or otherwise) by the Company are currently outstanding to purchase or otherwise receive any of the capital stock of the Company.

     (c) The Sellers have delivered to the Buyer complete and accurate copies of the Articles of Incorporation and Bylaws (including all amendments thereto) of the Company. The Company has delivered to the Buyer copies of the minute books of the Company containing minutes for all meetings of, and written consents issued by the Company and executed by, the Company's stockholders, Board of Directors and all committees of such Board since the date of organization of the Company.

     3.3 Corporate Authority. The Company has all requisite corporate authority and power to execute and deliver this Agreement and the other agreements referenced herein and to perform all of its obligations with respect to the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other agreements referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized, or prior to the Closing will be duly authorized, by the Company's Board of Directors and, if required, by its stockholders.

     3.4 Dissolution; Forfeiture. No action at law or in equity and to the Knowledge of the Sellers, no investigation or proceeding, whatsoever is now pending or threatened to: (a) liquidate, dissolve or disincorporate the Company,
(b) declare any of the corporate rights, powers or privileges of the Company, to be null and void or otherwise than in full force and effect, (c) declare that the Company, or the Boards of Directors or any of their respective officers, agents or employees has exceeded or violated any of their respective corporate rights, powers or privileges, or (d) obtain any decree, order, judgment or other judicial determination or administrative or other ruling that would or might impede or detract from any of the corporate rights, powers or privileges now vested in or claimed by the Company.

     3.5 The Company Financial Statements. The consolidated financial statements of the Company for the fiscal years ended September 30, 1995 and September 30, 1996 and the six (6) month period ended March 31, 1997 (the "Company Financial Statements") have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position of the Company in accordance with GAAP as at the dates thereof.

     3.6 Absence of Unaccrued or Undisclosed Liabilities. Except for claims, liabilities or obligations as provided for in the following, the Company does not have any material liabilities whether absolute, accrued, unaccrued, contingent or otherwise whether due or to become due:

     (a) which were properly reflected or adequately reserved against in the balance sheet included as part of the Financial Statements;

     (b) which were incurred in the Ordinary Course of Business since March 31, 1997;

     (c) which are listed on the Sellers' Disclosure Schedule; or

     (d) which are less than $10,000 in any single case;

     Except as set forth in paragraphs (a) through (d) of this Section 3.6, the Sellers do not have Knowledge of and have no reasonable grounds to know of any basis for any assertion against the Company of any material claims, liabilities or obligations of any nature required by GAAP to be reflected in a corporate balance sheet which have not been fully reflected or reserved against in the Financial Statements; provided, however, that no limitation set forth in this
Section 3.6 shall in any way affect any other representation or warranty contained in this Agreement.

     3.7 Absence of Certain Changes. Since March 31, 1997 there has not been any: (a) material adverse change in the business, financial condition or operations of the Company, (b) recapitalization, amendment to the Articles of Incorporation or Bylaws or any change in, authorization, creation, issuance or agreement for issuance of, the capital stock or any securities convertible into, or options, warrants or other rights to subscribe to any shares of capital stock of the Company, or any declaration setting aside or payment of any dividend or distribution (whether in cash, securities or property) with respect thereto, except as contemplated hereby, (c) increase in the compensation, direct or indirect, payable to any of the officers or employees of the Company, including adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement, or any other agreement or arrangement with its officers, employees or stockholders, except as contemplated hereby, (d) unwaived default in respect of any Material Contracts, except for such defaults, if any, which do not have a material adverse effect on the financial position, business or operating results of the Company, (e) material change in the methods and procedures employed in keeping the books and records of the Company or (f) strike or labor dispute.

     3.8 Taxes. All tax returns of the Company required by law (including, without limitation, all income, unemployment compensation, worker's compensation, Social Security, excise, privilege and franchise tax laws of the United States or any state or municipal subdivision thereof) to be filed through the Closing Date (true and complete copies of which have been delivered to the Buyer) have been or will be duly and timely filed, and all taxes, assessments, contributions, fees and governmental charges or impositions shown on said returns or reports (other than those not yet due and payable or payable without penalty or interest) have been paid, except where any failure to so file or pay would, individually or in the aggregate, have a material adverse effect on the Company, taken as a whole. The Company has not received any notice of assessment of any federal, state, municipal or other tax upon or measured by its income and, to the Sellers' knowledge, there is no basis for an additional assessment of any such tax, except for those for which the Company has established adequate reserves. The Company has not knowingly waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any tax or other governmental imposition, or become committed so to do. There are no audits of the Company pending and there are no matters under discussion with any federal, state, local or foreign authorities with regard to the payment of any taxes by the Company. There are no issues that have been raised by the IRS or other taxing authority in connection with an examination or otherwise which by application of similar principles could reasonably be expected to result in a proposed deficiency for any period not examined.

     3.9 Title to Properties; Accounts Receivable.

     (a) Except for property and assets that the Company has disposed of in the Ordinary Course of Business, the Company has, and will have at the Closing Date, good and marketable title to all properties and assets shown or represented on the balance sheet included as part of the Company Financial Statements or acquired since March 31, 1997, free and clear of all mortgages, pledges, liens, defects in title, conditional sale agreements and other encumbrances, except for liens, encumbrances and defects in title in respect of property or assets of the Company which: (i) are incidental to the conduct of the Company's business; (ii) have arisen in the Company's Ordinary Course of Business; (iii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than credit arrangements related to purchase money liens); and
(iv) do not in the aggregate materially detract from the property and assets of the Company. The Company has performed all the obligations required to be performed by it with respect to all assets leased by it through the date hereof, except where the failure to perform would not have a material adverse effect on the business or financial condition of the Company. The Company enjoys peaceful and undisturbed possession of all of its offices, warehouses, buildings and all other real property and related facilities, whether owned, leased or operated (collectively, the "Facilities"), and, except as otherwise set forth in the Sellers' Disclosure Schedule, such Facilities are not subject to any claims, liens, pledges, options, charges, easements, security interests, rights-of-way, encumbrances or other rights, or any encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of its business. There are no pending or to Sellers' Knowledge threatened condemnation proceedings relating to any of the Facilities. The Facilities and the real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company at the Facilities are insured in amounts believed by the Sellers to be adequate and, are structurally sound with no material defects. Said items are not subject to any commitment or other arrangement for their sale by the Company or use by third parties other than commitments or arrangements entered into in the Ordinary Course of Business. The assets are valued at or below the lower of fair market value or actual cost less an adequate and proper depreciation charge. For tax purposes, the Company has not depreciated any of the assets in any manner inconsistent with applicable IRS guidelines, if any.

     (b) All tangible property, real and personal, owned or leased by the Company is in reasonable operating condition and repair, except for ordinary wear and tear and any defects the cost of repairing which, singly or in the aggregate, would not be material or are accrued for on the Company Financial Statements. The Company has operated such property in conformity with all applicable laws, ordinances, orders, regulations, rules and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) currently in effect and relating thereto, except where the failure to conform would not have a material adverse effect on the business, operations or financial condition of the Company.

     (c) All accounts receivable of the Company shown on the Company Financial Statements are valid, genuine and subsisting, arose in the Ordinary Course of Business, and the aggregate amount thereof less the reserve for doubtful accounts with respect thereto set forth in the Company Financial Statements, are, to the Knowledge of the Sellers, current and collectible within customary payment terms.

     (d) The Company did not perform a title search or purchase title insurance on the three properties on which it has license agreements, namely, the Moll, Hinton and Baker Refractories properties. As a consequence, Sellers take exception for title defects in the respective owner's title to such properties for those title defects of record or visible on the property; provided that, Sellers represent that they have no actual knowledge, without independent investigation, of any such defects which have adversely affected, or could adversely affect, the Company's operations on such properties.

                           3.10     Proprietary Rights.

     (a) The Company owns the rights to use all trademarks, trade secrets, trade names, copyrights, processes, designs, formulas, know-how, inventions, licenses and intellectual property rights used in connection with its business and the same are believed by the Sellers to be sufficient to conduct such business as it is now or heretofore has been conducted with no known or asserted conflict with or infringement of the asserted or actual rights of others. The Sellers have no Knowledge of any infringement by any third party in connection with any of the foregoing and neither the Sellers nor the Company has taken or omitted to take any action which would have the effect of waiving any of the Company's rights thereunder, in each case except where such infringement or waiver would not have a material adverse effect on the business, prospects, condition (financial or otherwise) or results of operations of the Company. To the Knowledge of the Sellers, no third party has filed or been issued or granted any applications for patents, trademarks, trade names or registered copyrights relating to the Company's assets.

     (b) The Sellers' Disclosure Schedule lists all patents, patent applications, trademarks, trade names and registered copyrights owned by the Company. Except as set forth in the Sellers' Disclosure Schedule, the Company is not required to pay any royalty, license fee or similar type of compensation in connection with the conduct of its business as it is now or heretofore has been conducted.

     (c) The Company has obtained written agreements from all required parties and entities assigning to the Company any material proprietary rights relating to the Company's assets. Such agreements are currently valid and in full force and effect and except as set forth in the Sellers' Disclosure Schedule, do not contain any provisions or restrictions with regard to the rights granted to the Buyer under this Agreement All material trade secrets of the Company are currently protectable and are not part of the public knowledge or literature, nor have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of, the Company.

     3.11 Customer Lists. The Company has provided the Buyer a complete and accurate list of each of the material customers of the Company. The relationships between the Company and its active customers and suppliers are, in the aggregate, in good standing, and since March 31, 1997, no material customer or supplier has canceled or terminated, or, to the Knowledge of the Sellers,, threatened to cancel, terminate or change its relationship with the Company in any manner adverse to the Company.

                           3.12     Benefit Plans and Arrangements.

     (a) Except as set forth in the Sellers' Disclosure Schedule, or as otherwise contemplated by this Agreement, the consummation of the Contemplated Transactions will not result in any payment (whether of severance pay or otherwise) becoming due from the Company to any employee, consultant or other third party.

     (b) The Sellers' Disclosure Schedule lists all pension, retirement, stock purchase, stock option, stock bonus, savings or profit sharing plan, individual employment agreement, bonus or incentive compensation programs, deferred compensation agreements, severance pay plans, consultant, bonus, or group insurance contracts, or any other material incentive, welfare or employee benefit plan, or similar arrangement, understanding or course of dealing, including all employee benefit plans and employee pension benefit plans as defined in Section 3(3) of ERISA (the "Employee Plans").

     (c) With respect to the Employee Plans, the Company has delivered or made available to the Buyer copies of any: (1) plans and related trust documents and amendments thereto; (ii) the most recent summary plan descriptions and the most recent annual report; (iii) annual reports on Form 5500 which were filed in each of the most recent three (3) plan years, including, without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; (iv) Form PBGC-1 which was filed in each of the most recent three (3) plan years; (v) the most recent actuarial valuation; and (vi) the most recent determination letter received from the IRS. Such financial statements fairly present the financial condition of each Employee Plan in accordance with United States generally accepted accounting principles applied on a consistent basis. All Employee Plans have been administered in substantial compliance with their terms, ERISA to the extent applicable, and, where applicable, Section 401 of the Code.

     (d) No event of the type set forth in Section 4043(b) of ERISA has occurred and is continuing with respect to Employee Plans except insofar as such an event may arise as a result of the consummation of the Contemplated Transactions or would not have a material adverse effect upon the Company's business, financial position or operating results. There exists no material violation of ERISA with respect to the filing of reports, documents, and notices regarding the Employee Plan participants or beneficiaries. No action, suit, or proceeding is pending, nor, to the Knowledge of the Company, is any threatened or imminent, with respect to the assets of any of the trusts under any Employee Plan. All amendments required to bring an Employee Plan into conformity, in all applicable and material respects, with ERISA have been made. Any bonding with respect to an Employee Plan required under ERISA is in full force and effect. The Company has not incurred any liability, pursuant to Subtitle A of Title IV of ERISA, to the Pension Benefit Guaranty Corporation.

     (e) No breach of fiduciary responsibility has occurred with respect to any of the Employee Plans other than such breach, if any, which would not have a material adverse effect on the Company's business, financial position or operating results. There is no suit, litigation or claim (other than routine benefit claims) pending or, to the Knowledge of the Sellers, threatened against the Company or any fiduciary of any Employee Plan involving any Employee Plan or against any such plan or its assets by any employee or former employee (or beneficiary thereof) of the Company which individually or in the aggregate would adversely affect the financial condition of any such Employee Plan.

                           3.13     Compliance with Laws; Legal Proceedings.

     (a) The Company is not in violation of, or in default with respect to, any term or provision of (i) its Articles of Incorporation or Bylaws, or (ii) any judgment, writ, order, injunction, or decree of any court or of any federal, state, or municipal agency or authority in any case or proceeding expressly naming the Company.

     (b) The Company and its operations are in compliance with applicable statutes, ordinances, regulations, requirements and orders of the federal government and of all states, municipalities, and agencies thereof, and of all other authorities having jurisdiction in respect of any of its assets or operations (including any applicable foreign government or agency or subdivision thereof), except where the failure to do so would not have a material adverse effect on the Company.

     (c) The Company has not been threatened with, nor is it a party to, directly or indirectly, nor, to the Knowledge of the Sellers, is there any set of facts that is likely to give rise to, any material legal action, governmental investigation, or other proceeding (governmental or private), including investigations, inquiries, citations, complaints, orders or stipulations by any federal, state or local agency or governmental unit, and there are no judgments, orders, restrictions or decrees of a continuing nature outstanding against the Company. The Company has not been threatened with, nor, to the Knowledge of the Sellers is there any set of facts that is likely to give rise to, a charge of any material violation of any provision of any federal, state, local or other law (including common law), or administrative regulations in respect of its business or property.

     3.14 Contracts and Obligations. The Sellers' Disclosure Schedule sets forth a true and complete list of the following agreements and instruments to which the Company is a party: (a) all executory contracts, agreements and instruments having a total contract price in excess of $25,000; (b) all contracts, agreements or instruments which are in the nature of teaming agreements, joint venture agreements, non-compete agreements, franchise agreements, exclusive license agreements or other similar agreements restricting access to any business opportunity of the Company; (c) all loan or debt agreements, guarantees, indemnities and bonding commitments; (d) all license or technology transfer agreements; (e) all leases, subleases and equipment leases, having a total contract price in excess of $25,000; (f) all agreements between the Company, on the one hand, and any of the officers, directors or stockholders;
(g) all material agreements between the Company, on the one hand, and any other employees of the Company on the other hand; (h) all material licenses or permits issued by any government agency or authority for the benefit of the Company; (i) any management or consultation agreement not terminable at will without liability; (j) any contracts or agreements requiring the payment of fees or commissions in connection with any sale of all or substantially all of the Company's stock or assets or any sale of a substantial interest in the Company; and (k) any other agreement which materially affects the Company's business, financial position or operating results or which was entered into other than in the Ordinary Course of Business (collectively, the "Material Contracts"). The Company has delivered to the Buyer true and complete copies of each of the Material Contracts. The Company is not in material violation of, or in default with respect to, any Material Contract and the Material Contracts are valid, binding and enforceable, subject only to applicable bankruptcy, insolvency and similar laws affecting creditors rights generally and subject, as to enforceability, to general principles of equity. The relationships between the Company and the other parties to each of the Material Contacts are in good standing, and no such other contract party has canceled or terminated, or threatened to cancel, terminate or change in any manner adverse to the Company such relationship or the terms of any Material Contract.

                           3.15     Employee Relations.

     (a) The Company has no union or collective bargaining agreement, any contract or other agreement with any labor organization or with any employee or consultant which is not terminable at will by the Company, without liability, and no such contract or agreement is under discussion by management of the Company with any employee or consultant. There are no pending or threatened (i) strikes, work stoppages, slowdowns or picketing respecting employees of the Company, (ii) unfair labor practice complaints against the Company, or (iii) statutes, contracts or agreements, domestic or foreign, which will obligate the Company to make any severance payments as a consequence of the execution of this Agreement or the consummation of the Contemplated Transactions.

     (b) The Company has not received notice that there is any key employee who intends to leave the Company's employ as a result of, or at the conclusion of, the Contemplated Transactions. The Company's relationship with its employees, on the whole, is consistent within industry norms.

     3.16 Insurance. The properties and risks of the Company are covered by valid and currently effective insurance policies issued in favor of the Company, which policies are set forth on the Sellers' Disclosure Schedule, and the Company is included as an insured party under such policies, with full rights as loss payee. The Sellers' Disclosure Schedule contains a list and brief description of each insurance policy (copies of which have been previously provided to the Buyer) maintained with respect to the Company (or such corporation's assets or operations), which provides continuing coverage as of the date hereof. The Sellers' Disclosure Schedule also includes a list and brief description of individual claims in excess of $10,000 now pending or made during the 36-month period immediately preceding the date of this Agreement, by or on behalf of the Company under any insurance policies.

                           3.17     Environmental Compliance.

     (a) The Company has all material permits, licenses and other authorizations required under applicable laws and regulations relating to pollution control and protection of the environment necessary for the operation of its Facilities. The Company is not in material violation of any of the terms or conditions of any such permits, licenses, leases, or authorizations. The Company has not acted or failed to act in violation of any law or regulation, order or other requirement of governmental authorities with respect to the pollution of the atmosphere, surface water, groundwater and noise, the handling of toxic or hazardous waste material or other matters related to the environment. There are no pending or, to the Knowledge of the Sellers, threatened civil or criminal actions, notices of violations or administrative proceedings relating to pollution control or protection of the environment that would have a material adverse effect on the business or financial condition of the Company.

     (b) There are no material conditions, circumstances, activities, practices, incidents, actions or plans which would be reasonably likely to interfere with or prevent compliance or continued compliance by the Company with any environmental laws currently in force or with any existing regulation, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state, foreign or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation of or against the Company, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the workplace or the environment by the Company, or to the Company's Knowledge, by any other third party, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous material, substance or waste on any properties owned or leased by, or under the direct control of, the Company. Without in any way limiting the foregoing, no release, emission or discharge to the environment of any hazardous substance (as that term is currently defined under CERCLA or under any applicable analogous state law ("Hazardous Substance") by the Company, or to the Company's Knowledge, by any other third party has occurred or is currently occurring in connection with any action or failure to act on any properties owned or leased by, or under the direct control of, the Company which has or could give rise to any liability of the Company.

                           3.18     Advances; Related Party Transactions.

     (a) There are no receivables of the Company owing by any directors, officers, employees or consultants of the Company or to any affiliate of any such Company person or entity, other than advances by the Company in the ordinary course of business to officers and employees for reimbursable business expenses.

     (b) No stockholder, officer, director or employee of the Company, nor any member of the Family of any such stockholder, officer, director or employee owns, or has owned, directly or indirectly, any interest exceeding five percent (5%) in (a) any business, corporate or other, which is material party to any material business arrangement with the Company or (b) any material property or rights, tangible or intangible, used in the business of the Company. No stockholder, officer, or director of the Company, owns, directly or indirectly, any interest in, or is an officer or director of, any business, corporate or other (other than as a stockholder of a public company), which competes with the Company.

     3.19  Powers of  Attorney.  The  Sellers'  Disclosure  Schedule  contains a complete list of all powers of attorney (or similar instruments or authorizations) granted by the Company to any person or entity. All such powers of attorney (or similar instruments or authorizations) are subject to termination or revocation by the Company at any time, without notice to any other person or entity and without penalty.

     3.20 No Brokers. Neither the Company nor the Sellers has entered into or will enter into any contract, agreement or understanding with any Person, which may result in the obligation of the Company or the Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the Contemplated Transactions

     3.21 Other Agreements to Sell the Company. Except as set forth herein, the Company has no legal obligation, absolute or contingent, to any person or firm to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization, or disposition of all or substantially all the assets, of the Company.

     3.22 Banking Relationships. The Sellers' Disclosure Schedule correctly and completely lists all banks and accounts in such banks, with which the Company has deposits, indicating the names of those authorized to sign documents with respect to such accounts as of the date of the most recently approved banking resolution with respect to each.

     3.23 Ownership of Shares and Options. Except as set forth in the Sellers' Disclosure Schedule, the Sellers own of record and beneficially the number of Common Shares indicated opposite each such Seller's name in Exhibit A hereto, as applicable, with full right and authority to sell or exchange, as applicable, such securities hereunder, and upon delivery of such Common Shares hereunder, the Buyer will receive good title thereto, free and clear of all mortgages, pledges or security interests and not subject to any agreements or understandings among any Persons with respect to the voting or transfer of such securities other than those arising under agreements to which Buyer is a party

     3.24 Execution, Delivery and Enforceability of Agreement; No Violation. This Agreement has been duly executed and delivered by or on behalf of the Company and each Seller, and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of the Company and each Seller will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of the Company and each Seller, enforceable against the Company and each Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Any other agreements or documents required hereunder to be executed and delivered by the Company and each Seller at Closing will constitute the legal, valid and binding agreements of the Company and each Seller executing the same, enforceable against the Company and each Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions by the Company and each Seller will violate, or constitute a default under, or permit the acceleration of maturity of, except to the extent waived, any indentures, mortgages, promissory notes, contracts or agreements to which the Company and each Seller is a party or by which the Company and Seller or the Company and each Seller's properties are bound.

     3.25 Information Supplied. To the Knowledge of the Sellers, neither this Agreement, the Company Financial Statements, the Sellers' Disclosure Schedule, the Exhibits attached to this Agreement, nor any other certificate or document furnished or to be furnished by the Company or the Sellers pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact known to the Sellers or omits or will omit to state a material fact necessary to make the statements contained in such information not misleading in light of the circumstances under which such statements were made.

     3.26 Residence and Domicile. The Sellers are residents of, and domiciled in, the States indicated on Exhibit A hereto, as applicable, as being the residence of each such Seller.

                  4.       [Reserved]

                  5. Representations and Warranties of Buyer and EMCON. Buyer and EMCON jointly and severally represent and warrant to Sellers and the Company, as of the date hereof and except as set forth in the Buyer's Disclosure Schedule, as follows:

     5.1 Organization and Good Standing. Buyer and EMCON are corporations duly organized, validly existing, and in good standing under the laws of the States of Delaware and California, respectfully.

     5.2 Execution, Delivery and Enforceability of Agreement; No Violation. This Agreement has been duly executed and delivered by or on behalf of the Buyer and EMCON, and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of the Buyer and EMCON will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of the Buyer and EMCON, enforceable against Buyer and EMCON in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Any other agreements required hereunder to be executed and delivered by the Buyer and EMCON at Closing will constitute the legal, valid and binding agreements of the Buyer and EMCON, enforceable against the Buyer and EMCON in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Neither the execution of this Agreement nor the consummation of the transactions provided for herein by the Buyer and EMCON will violate, or constitute a default under, or permit the acceleration of maturity of, except to the extent waived, any indentures, mortgages, promissory notes, contracts or agreements to which such respective party is a party or by which such respective party or its properties are bound. Except as set forth in the Buyer's Disclosure Schedule, Buyer and EMCON are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     5.3 Investment Intent. Buyer is acquiring the Common Shares from the Sellers for its own account and not with a view to their distribution within the meaning of Section 2.11 of the Securities Act. Buyer is a sophisticated business entity, experienced in the business of the Company and is able to evaluate the merits and risks of acquiring the Common Shares.

     5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or EMCON that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

     5.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     5.6 Information Supplied. The EMCON Annual Report on Form 10-K for the fiscal year ending December 31, 1996, does not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

     5.7 No Material Change. Since December 31, 1996, there has been no material adverse change in the business, financial position or operations or Buyer or EMCON.

                  6.       Covenants of the Sellers Prior to Closing Date.

     6.1 Conduct of Business Pending Closing. Except as contemplated by this Agreement or otherwise agreed to by the Buyer in writing, prior to Closing, the Sellers hereby covenant and agree as follows:

     (a) The Company will carry on its business in the Ordinary Course of Business and, without limiting the generality of the foregoing, (i) not sell, assign, lease, pledge, mortgage, encumber or otherwise dispose of or grant any preferential rights in any of its assets, or incur or become obligated to pay, any liabilities, except in the Ordinary Course of Business, (ii) not pay or prepay any obligation or liability (fixed, contingent or otherwise), or discharge or satisfy any lien or encumbrance, or settle any liability, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its assets or properties, except for the pay off of all long term debt owed to William Holbrook in the approximate amount of $79,000 and current liabilities included in the Company Financial Statements and current liabilities incurred since March 31, 1997 in the Ordinary Course of Business or current non-material liabilities, (iii) except for individual expenditures and commitments made in the Ordinary Course of Business and involving amounts not exceeding $10,000, not make any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, (iv) use its Best Efforts to continue in effect all existing policies of insurance (or comparable insurance) of or relating to the Company, (v) keep proper books of record and account necessary to prepare financial statements in accordance with GAAP and (vi) not amend or terminate any Material Contract in a manner that would have a material adverse effect on the business, financial position or operating results of the Company or amend any contract, agreement or license to which it is a party, which amendment would make it a Material Contract, unless such amendment would not have a material adverse effect on the business, financial condition or operating results of the Company and would not extend the term of such contract, agreement or license by more than one year.

     (b) No change will be made in the authorized or issued and outstanding capital stock of the Company, and the Company shall not issue or commit to issue any option, warrant, note, bond or other security convertible into shares of the Company's capital stock.

     (c) Except as set forth on Exhibit D, no increase will be made in the compensation payable or to become payable by the Company to any of its directors, officers, employees, agents, consultants or stockholders, including any stock options, bonus payments or other benefits.

     (d) The Company will not effect or agree to effect any amendment or supplement to, or extension of, any Employee Plan.

     (e) The Company will not acquire any equity securities or similar interest in any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire the assets or liabilities of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or other business entity, or enter into any agreement providing for any of the foregoing.

     (f) The Company will not enter into or agree to enter into any other contracts, licenses or other transactions other than in the Ordinary Course of Business and, without limiting the generality of the foregoing, not enter into or agree to enter into any contracts, agreements or instruments which are in the nature of joint venture agreements, non-compete agreements, franchise agreements, exclusive license agreements, or other similar agreements.

     (g) Except as required by currently existing agreements, the Company will not declare or pay any dividend on the outstanding shares of the Company's capital stock in cash, stock or property or redeem, repurchase or otherwise acquire any shares of the Company's capital stock or enter into any agreement providing for any of the foregoing.

     (h) The Company and the Sellers will not solicit or initiate proposals or offers from any person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company, or any merger, consolidation, business combination or similar transaction with the Company, or participate in any negotiations regarding, or furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

     (i) No change will be made with respect to the banking or safe deposit arrangements of the Company:

     (j) The Company will use its Best Efforts to keep intact the organization of the Company; to keep available the services of the Company's present employees; and to preserve the goodwill of its suppliers, customers and others having business relations with the Company; and

     (k) The Company will timely file all required material tax returns and promptly pay all federal, state and local tax assessments and governmental charges lawfully levied or assessed upon it or upon its properties, or upon any part thereof, which have become due and payable, and the Company will withhold from its employee's wages and pay over all federal and state taxes required to be withheld and paid over.

     6.2 Advice of Changes. Prior to the Closing Date, the Company will promptly advise the Buyer in writing of (i) any known event occurring subsequent to the date of this Agreement which would render any representation or warranty of the Company contained in this Agreement, if made on and as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event), and
(ii) any material adverse change in the business, financial position or operating results of the Company occurring subsequent to the date of this Agreement.

     6.3 Access and Information. The Company will, at all reasonable times prior to the Closing Date and upon reasonable notice from Buyer, open its offices, books, accounts and records, including policies, claims of creditors, and obligations of the Company, and will, upon reasonable notice from Buyer, provide free access to the Company's management to discuss the Company's business operations, assets, liabilities, actual or potential litigation and claims, properties and prospects, to working papers, files and records of its accountants, each for full and unrestricted examination and inspection by the Buyer, its officers, attorneys or accountants.

     6.4 Reasonable Efforts. Subject to the terms and conditions herein provided, the Company and each Seller shall use his, her or its Best Efforts to
(a) cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by him, her or it and (b) cause to be performed all of the matters required of him, her or it at the Closing.

     6.5 Supplements to Sellers' Disclosure Schedule. Sellers shall have the right, from time to time, on or prior to the Closing, to supplement the material set forth in the Sellers' Disclosure Schedule initially delivered by the Sellers to Buyer. Any references to the Sellers' Disclosure Schedule in this Agreement or in any other document entered into in connection with this Agreement shall mean the Sellers' Disclosure Schedule as fully amended and supplemented on or prior to the Closing Date.

                  7.       Covenants of Buyer Prior to Closing Date.

     7.1 Access to Information. Between the date of this Agreement and the Closing Date, Buyer will afford Sellers and their Representatives full and free access, upon the request of Sellers, to copies of EMCON's public filings under the Securities Act, the Exchange Act, and other information as Sellers and their Representatives shall reasonably request.

     7.2 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to (a) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) cooperate with Sellers in obtaining all consents identified in the Sellers' Disclosure Schedule.

     7.3 Supplements to Schedules. Buyer shall have the right, from time to time, on or prior to the Closing, to supplement the material set forth in any schedule initially delivered to the Company or the Sellers pursuant to this Agreement. Any references to the Buyer Disclosure Schedule in this Agreement or in any other document entered into in connection with this Agreement shall mean such schedules as fully amended and supplemented on or prior to the Closing Date.

     7.4 Best Efforts. Subject to the terms and conditions herein provided, the Buyer and EMCON shall use their Best Efforts to (a) cause to be fulfilled and satisfied by it all of the conditions to the Closing to be fulfilled or satisfied by it and (b) cause to be performed all of the matters required of it at Closing.

     7.5 Advice of Changes. Prior to the Closing Date, the Buyer will promptly advise all of the other parties hereto in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of the Buyer and EMCON contained in this Agreement, if made on and as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event), and (ii) any material adverse change in the business affairs of the Buyer occurring subsequent to the date of this Agreement.

     8. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the Common Shares from the Sellers and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     8.1 Accuracy of Representations. Each of the representations and warranties in Section 3 of this Agreement, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2 Material Changes. There shall be no material adverse changes to the business, financial condition or operating results of the Company since the date of this Agreement.

     8.3 Sellers' and the Company's Performance.

     (a) All of the covenants and obligations that the Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each Seller or the Company, as the case may be, must have delivered each of the documents required to be delivered by such Seller pursuant hereto and each of the other covenants and obligations in required to be performed by Seller or the Company must have been performed and complied with in all material respects.

     8.4 Consents. Each of the Consents required to be obtained to consummate the Contemplated Transactions must have been obtained and must be in full force and effect.

     8.5 Additional Document. Sellers must have caused the following documents to be delivered to Buyer:

     (a) resolution of the Boards of Directors of the Company authorizing the Contemplated Transactions, certified by the Secretary of the Company;

     (b) certificates of good standing from the state of incorporation for the Company as of a date no more than ten (10) days prior to the Closing Date.

     8.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against Buyer or the Company, or against any Person affiliated with Buyer or the Company, any Proceeding (a) involving any material challenge to, or seeking material damages or injunctive relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.7 Sellers' Disclosure Schedule. The Sellers shall have provided Buyer full and complete and final copies of the Sellers' Disclosure Schedule which shall reflect no material adverse changes in the Company's business or financial condition from the date of this Agreement.

     8.8 Execution by Sellers. All of the Sellers listed on Exhibit A hereto shall have executed this Agreement.

     8.9 Employment Agreement. The Grimm Employment Agreement and the Gearhart Employment Agreement shall be in full force and effect.

     8.10 Notes. The EMCON Notes shall have been executed and delivered by the Buyer to the Sellers.

     8.11 Release of Suretyship Agreement. The Company shall have received a release of all further obligations of the Company relative to NEP Sand & Gravel, Inc., under that certain Suretyship Agreement dated as of April 8, 1996.

     9. Conditions Precedent to Sellers' Obligation to Close. Sellers' obligations to sell their Common Shares, and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers).

     9.1 Accuracy of Representations. All of Buyer's representations and warranties in Section 5 must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     9.2 Approval of this Agreement by Board of Directors. This Agreement and the agreements referenced herein must be approved by the Boards of Directors of the Buyer and EMCON.

     9.3 Buyer's Performance.

     (c) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

     (d) Buyer must have delivered each of the documents (including the EMCON Notes) required to be delivered by Buyer and EMCON and must have made the cash payments required to be made by Buyer pursuant to Section 2.

     9.4 Consents. Each of the Consents required to be obtained to consummate the Contemplated Transactions must have been obtained and must be in full force and effect.

     9.5 No Material Adverse Change. There shall have been no material adverse change in Buyer's or EMCON's business, financial condition or operating results from the date of this Agreement.

     9.6 Buyer's Disclosure Schedule. The Buyer shall have provided the Company full and complete copies of Buyer's Disclosure Schedule which shall reflect no material adverse changes in Buyer's or EMCON's business, financial condition or operating results from the date of this Agreement.

     9.7 Additional Documents. Buyer and EMCON must have caused to be delivered to Sellers:

     (a) resolution of the Boards of Directors of the Buyer and EMCON authorizing the Contemplated Transactions, certified by the Secretary of Buyer; and

     (b) Certificates of good standing for the Buyer and EMCON as of a date no more than ten (10) days prior to the Closing Date.

     9.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against Buyer, the Company or any Seller, or against any Person affiliated with Buyers, the Company or any Seller, any Proceeding (a) involving any material challenge to, or seeking material damages or injunctive relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions; provided however that this Section 9.9 may not be relied upon by the Company or Sellers and this condition will be deemed to have been waived by the Sellers and the Company if Buyer agrees to proceed to close hereunder and to indemnify the Company and Sellers in full against any damages that may be incurred by reason of any claim described in this Section.

     9.9 Execution. The Sellers listed on Exhibit A shall have executed this Agreement.

     9.10 Employment Agreements. The Grimm Employment Agreement and the Gearhart Employment Agreement shall be in full force and effect.

     9.11. Indebtedness of the Company. Buyer shall have arranged financing for the Company such that as of the Closing Date, all corporate and personal guarantees and suretyships of the Company's indebtedness shall be released and discharged, including without limitation, the suretyships of the Company's indebtedness by Sellers and NEP Sand & Gravel, Inc. Buyer shall have arranged for the replacement of the two letters of credit issued by Dauphin Deposit Bank and Trust Company on behalf of the Company for the benefit of the Pennsylvania Department of Environmental Protection, in the amounts of $17,300 and $22,800. Buyer shall have repaid indebtedness owed by the Company to William J. Holbrook, in the amount at April 30, 1997 (after the scheduled payment on April 15, 1997) of approximately $72,249.99.

     10. Covenants After the Closing Date.

     10.1 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

     (a) any of the Contemplated Transactions; or

     (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, then the other party shall cooperate with it and its counsel in the defense or contest, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

     10.2 NEP Sand & Gravel Receivable. Contemporaneous with the anticipated closing of the sale of NEP Sand & Gravel, Inc. by the Sellers, the outstanding receivable from NEP Sand & Gravel, Inc. to the Company shall be immediately repaid in full. In the event such amount is not repaid on or before July 31, 1997, the amounts remaining outstanding and unpaid from NEP Sand & Gravel, Inc. shall be offset against and reduce, on a pro rata basis, the principal balance of the EMCON Notes.

     10.3 Mining License. Explore, Inc., a Pennsylvania corporation of which Sellers own fifty-one percent of the outstanding stock, used the Company's mining license number to apply for a mining permit to mine dimension stone at the Clapsaddle Property. Sellers expect that a mining permit for the Clapsaddle Property will be issued in the Company's name. For a period of one year from the Closing Date (or earlier upon the sale or discontinuance of the Clapsaddle project), Buyer shall cause the Company, and the Company shall, allow Explore, Inc. to continue using the Company's mining license as previously used by Explore, Inc. and maintain the mining permit in the Company's name. The Company shall, and Buyer agrees to cause the Company to, cooperate with Sellers and Explore, Inc. (and take all steps reasonably necessary or appropriate) to have the permit issued in the Company's name at no cost to the Company. The Company shall, and Buyer agrees to cause the Company to, transfer (and take all steps reasonably necessary or appropriate to transfer at no cost to the Company) the mining permit to a person selected by Sellers. Sellers represent that Explore, Inc. will not engage in mining activity under the mining permit. Sellers represent that Explore, Inc.'s continued use of the Company's mining license and the issuance, maintenance and transfer of the mining permit in the Company's name shall not result in any cost or liability to the Company. In this regard, Sellers agree to indemnify and hold harmless the Company against any liabilities, damages, costs or expenses, arising from Explore, Inc.'s use of the Company's mining license and the issuance, maintenance and transfer of the mining permit in the Company's name.

     10.4 S Corporation Matters. Sellers, the Company and Buyer acknowledge that upon the transfer of the Common Shares by Sellers to Buyer, the S corporation election of the Company will automatically terminate because Buyer is an ineligible shareholder for the valid continuation of S corporation status. The Sellers, the Company and Buyer also acknowledge that because more than fifty percent (50%) of the stock of the Company stock will change ownership in the current tax year, under I.R.C. ss 1362(e)(6)(D), normal tax accounting methods, and not a pro rata allocation, will apply to the short S tax year and short C tax year resulting from termination of the S corporation elections. Upon execution of this Agreement and continuing after the transfer, Sellers, the Company and Buyer agree, without further consideration, to execute and deliver promptly to the requesting party such further assignment, endorsement, and other documents and instruments, and to take all such further actions, as Seller, the Company or Buyer may from time to time reasonably request with respect to the preparation and submittal of tax returns, tax notices and other documents, including without limitation, the execution and delivery of a consent to termination date of the S corporation election of the Company.

     10.5 Mountain View Job Bonus. If the pre-tax profit on [the Mountain View Job] exceeds $60,000, then Buyer shall cause the Company to pay a $5,000 compensation bonus to Tim Hipps. In calculating pre-tax profits on the Mountain View Job, the Company shall use the per job profit calculation method used by the Company prior to the Closing which would include, for example, not allocating administrative overhead to the Job.

                  11.      Termination.

     11.1 Termination  Event. This Agreement may also be terminated prior to the
Closing:

     (a) by written notice delivered to the other parties hereto at or prior to the Closing

     (i) by (A) Buyer if a Breach of any provision of this Agreement has been committed by any Seller or by the Company or (B) the Company and the Sellers if a Breach of any provision of this Agreement has been committed by the Buyer, and such Breach set forth in (A) or (B) has not been waived, or cured within ten
(10) days after receipt of written notice of such Breach by the party against whom such Breach is alleged; or

     (ii) by the Buyer if the supplements to the Sellers' Disclosure Schedule, disclose a material adverse change in the business, financial position or operating results of the Company, from that set forth on the Sellers' Disclosure Schedule as delivered to the Buyer.

     (b) by written notice delivered to the other parties hereto at or prior to the Closing

     (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

     (ii) by Sellers owning a majority of the Common Shares or the Company, if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers or the Company to comply with their obligations under this Agreement) and Sellers and the Company have not waived such condition on or before the Closing Date; or

     (c) by mutual consent of Buyer and the Sellers.

     11.2 Effect of Termination. Each party's right of termination under Section
11.1 in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations and liabilities of the parties under this Agreement will terminate, except as follows:

     (i) The obligations in Sections 13.1, 13.2 and 13.3 will survive;

     (ii) If this Agreement is terminated by a party because of the Breach of the Agreement by another party, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                  12.      Survival; Remedies.

     12.1 Survival. Notwithstanding any investigation conducted before or after the Closing Date, the parties hereto will be entitled to rely upon the representations and warranties of the other parties hereto set forth in this Agreement (as modified by each party's Disclosure Schedule attached as an Exhibit to this Agreement). All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing.

     12.2 Limitation of Liability. Sellers, the Company, EMCON or Buyer shall have no liability with respect to a breach of this Agreement, including without limitation a breach of a representation, warranty or covenant contained in this Agreement, until the total of all such liabilities against such party exceeds $25,000 (provided however, that this minimum shall not apply to breaches of
Section 3.2 of this Agreement). The parties agree that each Seller's aggregate liability with respect to his breach(es) of this Agreement shall be limited to the purchase price received by such Seller pursuant to Section 2.2; provided, however, that no such limitation of liability will apply to Damages incurred by Buyer or EMCON as a result of any intentional or grossly negligent misrepresentation, action or failure to act by Seller(s).

     12.3 Survival. Notwithstanding any investigation conducted before or after the Closing, the parties hereto will be entitled to rely upon the representations and warranties of the other parties hereto set forth in this Agreement. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive until the date one
(1) year after the Closing, at which time the representations and warranties set forth in this Agreement and all liability of the parties hereto with respect to those representations and warranties will terminate; provided, however, that thereafter a party hereto will remain liable with respect to any claim of breach of a representation or warranty provided such claim has been asserted in writing (specifying in reasonable detail the basis and amount of such claim) on or before the date one (1) year after the Closing until such time as said claim has been finally decided, settled, or adjudicated.

                  13.      General Provisions.

     13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to the Agreement will bear his, her or its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

     13.2 Public Announcements. No party shall issue any press release or make any public announcement related to the subject matter of this Agreement prior to the Closing without the prior written approval of the Sellers and the Buyer;

provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning the publicly-traded securities of such party (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure and consult with the other party regarding the content thereof). The Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the parties will be informed of the Contemplated Transactions.

     13.3 Confidentiality. Between the date of this Agreement and five (5) years after the date hereof, Buyer, the Company, and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, the Company, and the Sellers to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, expressly including the reports of all consultants retained pursuant to the terms of this Agreement, unless (a) such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the party providing such information may reasonably request.

     13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed within three (3) business days by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three (3) business days after being sent by registered or certified mail, return receipt requested, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Sellers:        To each Seller at the address set forth on Exhibits A


          The Company:       National Earth Products, Inc.
                             245 Butler Avenue
                             Lancaster, PA  17601
                             Attn:  Charles Gearhart
                             Fax No.:  (717) 390-9896

          Buyer:             EMCON
                             400 S. El Camino Real, Suite 1200
                             San Mateo, California  94402
                             Attention:  R. Michael Momboisse, Esq.
                             Fax No.:  (415) 375-0763

                  13.5 Binding Arbitration; Service of Process. In the event of a dispute between the parties related to or arising out of this Agreement, the Agents and representatives of the Buyer and the Company will meet promptly in an effort to resolve the dispute amicably. If such parties cannot agree upon a resolution within thirty (30) days of any such party requesting a meeting for resolution of a dispute, then the matter will promptly be submitted to binding arbitration in accordance with this Section 13.5.

     (a) Arbitration will be held in Philadelphia, Pennsylvania, in accordance with the rules and regulations of the American Arbitration Association. The number of arbitrators will be one and will be selected in accordance with the rules and regulations of the American Arbitration Association. The determination of the arbitrator will be conclusive and binding upon the parties, and any determination by the arbitrator of an award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Except to the extent otherwise directed by the arbitrator, each party will bear its own expenses, including legal and accounting fees, if any, with respect to the arbitration, and one-half of the costs of the arbitrator and of the fees imposed by the American Arbitration Association.

     (b) In any arbitration hereunder, the demand for arbitration shall specifically delineate the claims asserted and the material issues with respect thereto. Within thirty (30) days after filing a demand for arbitration, claimant shall provide to respondent a list of all fact witnesses known to claimant, the names and curriculum vitae of each expert witness anticipated to be called by claimant, and a copy of relevant documents. Within thirty (30) days after receipt of the foregoing information, respondent shall provide to claimant a list of all fact witnesses known to respondent, the names and curriculum vitae of each expert witness anticipated to be called by respondent, and a copy of relevant documents known to respondent. Within ten (10) days after discovery has been closed by the arbitrator (but in no event later than sixty (60) days prior to the arbitration hearing), claimant shall present to respondent a list of all fact and expert witnesses anticipated to be called by claimant, a summary of the substance of each such witness' testimony, and a list of all documents anticipated to be introduced by claimant (and a copy of such documents if not previously provided to respondent). Within thirty (30) days after receipt of the foregoing information, respondent shall present to claimant a list of all fact and expert witnesses anticipated to be called by respondent, a summary of the substance of each such witness' testimony, and a list of all documents anticipated to be introduced by respondent (and a copy of such documents if not previously provided to claimant). Any award by the arbitrator shall be subject to all dollar and other limitations set forth in this Agreement.

     (c) A demand for arbitration may be served on Buyer or Sellers by certified U.S. Mail, postage prepaid, or reliable overnight delivery service, to the address set forth in Section 13.4 hereof.

                  13.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  13.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  13.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  13.9     Sellers' Disclosure Schedule.

     (a) The disclosures in the Sellers' Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, unless it is obvious, from the disclosure, in light of the circumstances under which such disclosure is made, that other representations and warranties are affected thereby.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Sellers' Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     13.10 Assignments, Successors, and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer but Buyer will not be relieved of its obligations hereunder as a result of such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  13.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  13.13 Interpretation of Agreement. This Agreement has been submitted to the scrutiny of all parties hereto and their respective counsel and shall be given a fair and reasonable interpretation without consideration being given to its having been drafted by either party or its counsel.

                  13.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.15 Governing Law. This Agreement will be governed by and construed under the laws of the State of Pennsylvania without regard to conflicts of laws principles.

                  13.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:                                          EMCON

ORGANIC WASTE TECHNOLOGIES, INC.,               EMCON, a California corporation
  a Delaware corporation


By: /s/R. Michael Momboisse                     By:   /s/R. Michael Momboisse
    ---------------------------------              --------------------------

Its:  Director                                 Its:  CFO & VP - Legal
     --------------------------------               -------------------------


SELLERS:                                     COMPANY

                                             NATIONAL EARTH PRODUCTS, INC,
                                             a Pennsylvania corporation


    /s/Dennis M. Grimm                        By:   /s/Dennis M. Grimm
-------------------------------------           ------------------------------
Dennis M. Grimm                                   Dennis M. Grimm


 /s/Charles H. Gearhart                     Its:   President
------------------------------------            ------------------------------
Charles H. Gearhart